UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

_________________

Date of Report (Date of earliest event reported): September 28, 2016

Towerstream Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33449	20-8259086
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

88 Silva Lane Middletown, RI	02842
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 848-5848

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.         Submission of Matters to a Vote of Security Holders.

A special meeting of the stockholders (the “Special Meeting”) of Towerstream Corporation (the “Company”) was held on September 28, 2016. A total of 2,429,429 shares of common stock, constituting a quorum, were present and accounted for at the Special Meeting. At the Special Meeting, the Company’s stockholders approved the following proposals:

(i) In accordance with NASDAQ Listing Rule 5635(d), the potential issuance in excess of 20% of the Company’s outstanding shares of common stock in one or more non-public offerings, where the discount at which securities will be offered will be equivalent to a maximum discount of 30% below the market price of the Company’s common stock.

The potential issuance was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
1,876,272	513,538	39,619	0

(ii) In accordance with NASDAQ Listing Rule 5635(d), the potential issuance in excess of 20% of the Company’s outstanding shares of common stock in one or more non-public offerings, where the discount at which securities will be offered will be equivalent to a maximum discount of 20% below the market price of the Company’s common stock.

The potential issuance was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
1,996,763	388,424	44,242	0

(iii) Approval of any change of control that could result from the potential issuance of securities in the non-public offerings following approval of Proposal 1 or Proposal 2, as required by and in accordance with Nasdaq Marketplace Rule 5635(b).

The potential change of control was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
1,988,995	362,598	77,836	0

(iv) Approval of the Company’s 2016 Equity Incentive Plan, including the reservation of 682,000 shares of common stock thereunder.

The 2016 Equity Incentive Plan was approved and the votes were cast as follows:

For	Against	Abstain	Broker non-votes
2,018,974	296,757	113,657	41

As of the record date for the Special Meeting, 4,675,795 shares of common stock were issued and outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERSTREAM CORPORATION

Dated: September 28, 2016	By:	/s/ Philip Urso
Philip Urso
Interim Chief Executive Officer